EXHIBIT 99.1

HOUSTON, TEXAS SEPTEMBER 12, 2011

J.B. Poindexter & Co., Inc., which designs, manufactures and markets commercial truck bodies, delivery vans, pickup truck caps and tonneaus, funeral coaches and limousines, specialty oil and gas industry equipment, and expanded foam packaging, today announces that Robert Preston, its former Executive Vice President and Chief Operating Officer, has separated from the Company effective September 12, 2011.

John Poindexter, the Company’s Chairman, Chief Executive Officer and President, will assume Mr. Preston’s responsibilities while the Company conducts its search for a new COO.  The Company anticipates that this change in the executive team will not affect its operations or financial performance.

As previously announced on July 13, 2011 the Company released unaudited revenues and earnings for the three and six months ended June 30, 2011 as follows (in thousands):

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net Sales
Morgan	$97,595	$69,690	$161,734	$114,300
Morgan Olson	22,309	20,910	34,247	47,713
Truck Accessories	32,014	33,300	63,821	63,241
Specialty Manufacturing	48,041	38,085	94,774	70,075
Total	$199,959	$161,985	$354,576	$295,329
Operating Income (Loss)
Morgan	$10,559	$6,315	$13,011	$6,877
Morgan Olson	409	792	(298)	2,513
Truck Accessories	2,903	4,052	4,895	6,459
Specialty Manufacturing	3,016	684	5,437	(633)
JBPCO (Corporate)	(1,309)	(1,759)	(3,745)	(3,323)
Total	$15,578	$10,084	$19,300	$11,893

As of June 30, 2011 we had approximately $51 million of cash and $50 million of available borrowing capacity under our revolving credit facility.

Contact:   Michael O’Connor, Chief Financial Officer of J.B. Poindexter & Co., Inc., 713-655-9800